                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of Report (date of earliest event reported):
                               November 16, 1998



                             MAC-GRAY CORPORATION
            (Exact name of Registrant as specified in its charter)




         Delaware                    011-13495            04-3361982
(State or other jurisdiction        (Commission         (I.R.S. Employer
      of incorporation)             File Number)       Identification No.)



                     22 Water Street, Cambridge, MA 02141
             (Address of principal executive offices and zip code)


                                (617) 492-4040
             (Registrant's telephone number, including area code)

Item 5.   Other Events
-------   ------------

     The Registrant is voluntarily filing the attached consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997 and Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") for the same period in order to provide for incorporation by reference of the same in future filings with the Securities and Exchange Commission. The attached financial statements and MD&A have been restated as a result of the pooling-of-interests with Intirion Corporation which occurred on March 12, 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Mac-Gray's actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include: implementation of acquisition strategy; integration of acquired businesses; ability to meet future capital requirements; dependence upon certain suppliers, lease renewals; retention of senior executives; market acceptance of new products and services; and those factors discussed in Mac-Gray's filings with the Commission. The historical financial information presented herein represents (i) consolidated results of Mac-Gray, including the consolidated results of Intirion, (ii) the combined results of Mac-Gray Co. and the Limited Partnership and (iii) the results of Sun Services for the period subsequent to the purchase acquisition. The following discussion and analysis should be read in conjunction with the combined financial statements and related notes thereto presented elsewhere in this Prospectus.

OVERVIEW

  Mac-Gray derives its revenue principally through the operation and maintenance of card and coin-operated laundry rooms in multiple housing facilities, such as apartment buildings, colleges and universities, condominiums and public housing complexes. Mac-Gray operates its laundry rooms under long-term leases with property owners, colleges and universities and governmental agencies. The leases typically grant Mac-Gray the exclusive right to operate laundry rooms on the lessor's premises for a fixed term, which is generally seven to ten years, in exchange for a percentage of the revenue collected. Mac-Gray's laundry route business consists of more than 155,000 laundry machines, operated in over 25,000 multiple housing laundry rooms located in 27 states east of the Rocky Mountains.

  Mac-Gray also derives revenue as a distributor and servicer of commercial laundry equipment manufactured by Maytag. Mac-Gray has Maytag distributor agreements for Alabama, Connecticut, Florida, Georgia, Illinois, Maine, Massachusetts, New Hampshire, New York (except metropolitan New York City), western Pennsylvania, Rhode Island, South Carolina, Vermont and portions of Arkansas, Indiana, Iowa, Mississippi and Missouri. Mac-Gray also sells or rents laundry equipment manufactured by American Dryer, Dexter and Whirlpool to provide several alternatives in machine type, cost and capacity. Additionally, Mac-Gray sells or rents laundry equipment to restaurants, hotels, health clubs and similar institutional users that operate their own on-premise laundry facilities.

  On October 22, 1997, Mac-Gray completed its initial public offering (the "IPO"). Upon consummation of the IPO, Mac-Gray's status as an S corporation automatically terminated and Mac-Gray became subject to taxation as a C corporation for federal and state income tax purposes.

RECENT DEVELOPMENTS

  New Credit Facility. On April 23, 1998, the outstanding debt under Mac-Gray's $50 million revolving credit facility with State Street Bank and Trust Company and CoreStates Bank was refinanced under a new senior secured revolving and term loan credit facility with State Street Bank and Trust Company, CoreStates Bank and BankBoston, N.A. The Credit Facility provides for borrowings under a revolving line of credit of up to $90 million and converts to a term loan after three years. Outstanding indebtedness under the Credit Facility bears interest at Mac-Gray's option, at a rate equal to the prime rate minus .5% or LIBOR plus the applicable margin (either (i) 1.5% for loans outstanding which aggregate less than $50 million or (ii) 1.75% for loans outstanding which exceed $50 million), or cost of funds plus the applicable margin. The Credit Facility restricts payments of dividends and other distributions, restricts Mac-Gray from making certain acquisitions and incurring indebtedness, and requires it to maintain certain financial ratios. The Credit Facility is secured by pledges of the capital stock of Mac-Gray's subsidiaries and a lien on Mac-Gray's assets.

  Acquisitions. On April 24, 1998, Mac-Gray acquired through Mac-Gray Services, one hundred percent of the outstanding capital stock of Amerivend Corporation and the assets of Amerivend Southeast Corporation. The acquisition was completed pursuant to the Amerivend Agreement. The purchase price was approximately $33.5 million in cash, including the payment of approximately $6.8 million of debt. A portion of the purchase price, $1.5 million, is being held in escrow to satisfy any potential claims in accordance with the Amerivend Agreement. The funds used to pay the purchase price were comprised primarily of borrowings under the Credit Facility. Amerivend is a provider of card and coin-operated laundry equipment in Florida and Georgia. Amerivend also is the principal distributor of Maytag commercial laundry products in Alabama, Florida and Georgia.

  On April 23, 1998, Mac-Gray acquired Copico through the purchase by Mac-Gray Services, of one hundred percent of the outstanding capital stock of Copico. The acquisition was completed pursuant to the Copico Agreement. In consideration and pursuant to the Copico Agreement, Mac-Gray issued 250,000 shares of Mac-Gray Common Stock valued at approximately $4.2 million based upon the closing price of the Mac-Gray Common Stock on April 23, 1998. The cash portion of the purchase price was approximately $11.1 million, including the payment of approximately $6.1 million of debt. The funds used to pay the cash portion of the consideration were comprised primarily of borrowings under the Credit Facility. Copico is a major provider of card and coin-operated reprographics equipment and services to the academic and public library markets in New England, New York and Florida. Copico provides and services copiers, laser printers and microform reader-printers for libraries of colleges, universities and graduate schools. Copico also is the sole provider of reprographics services to the New York public library system, as well as other public libraries. The Amerivend and Copico acquisitions have been accounted for using the purchase method of accounting.

  On March 12, 1998, Mac-Gray acquired Intirion. The consideration paid consisted of 1,592,992 shares of Mac-Gray Common Stock and approximately $1 million in cash, which cash was paid to the holder of the Intirion Senior Preferred Stock. Intirion is a supplier of combination refrigerator/freezer/microwave ovens to multiple housing facilities such as colleges and universities, military bases, economy hotels and motels and assisted living facilities. The transaction has been accounted for as a pooling of interests. Mac-Gray and Intirion incurred aggregate transaction costs of $884,000 associated with the Merger, primarily in the first quarter of 1998.

  Resignation of Chief Financial Officer. On August 28, 1998, Mac-Gray's Chief Financial Officer, John S. Olbrych, resigned. Neil F. MacLellan, III, Executive Vice President of Mac-Gray, was named as interim Chief Financial Officer and Treasurer.

RESULTS OF OPERATIONS

 Fiscal year ended December 31, 1997 compared to fiscal year ended December 31, 1996

  Revenue. Revenue increased by $22,587,000, or 27%, to $104,847,000 in 1997 from $82,260,000 in 1996. This increase was primarily attributable to growth in existing laundry route revenue, the Sun Services Acquisition and the impact of a full year's operation of businesses acquired in 1996. Laundry route revenue increased $12,826,000, due to the expansion of existing operations and to an increase in the number of machines operated as a result of the nine acquisitions of laundry route businesses subsequent to March 31, 1996. Product sales increased by $9,115,000, due to growth of revenue from existing distributorships and the distributorships acquired during 1996 and 1997 and due to increased sales of Microfridge(R) products to all market segments. Mac-Gray Corporation ("Mac-Gray") believes that its increased focus on sales and marketing efforts since mid-1996 has had a significant impact on the growth of revenue from existing laundry routes and distributorships. Rental revenue also increased $646,000 due to Intirion's academic living rental program.

  Commissions. Commissions increased by $5,957,000, or 23%, to $31,717,000 in 1997 from $25,760,000 in 1996. This increase was primarily attributable to an increase in laundry route revenue, since commissions are generally paid based upon a percentage of laundry route revenue.

  Route Expenditures. Route expenditures, which are primarily variable expenses which change with the increases and decreases in revenue and include costs associated with installing and servicing machines, as well as the costs of collecting, counting and depositing the revenue, increased by $1,478,000, or 13%, to $12,449,000 in 1997 from $10,971,000 in 1996. This increase was due to the general increase in revenue, which resulted in increased servicing, collecting, counting and depositing activity, increased levels of expenses associated with improving service in some of the acquired businesses, and other associated costs.

  Depreciation and Amortization. Depreciation and amortization includes depreciation and amortization included as a component of cost of revenue, as well as depreciation which is included as an operating expense. Aggregate depreciation and amortization increased by $2,635,000, or 34%, to $10,478,000 in 1997 from $7,843,000 in 1996. This increase was primarily attributable to the acquisition of nine laundry route businesses in 1996 and 1997, which resulted in additional machines to depreciate, as well as an increase in intangible assets to amortize, and the placement of additional machines at existing locations.

  Cost of Product Sales. Cost of product sales increased by $6,613,000, or 43%, to $22,021,000 in 1997 from $15,408,000 in 1996. This increase was a direct result of increased product sales.

  General and Administration. General and administration expenses increased by $984,000, or 17%, to $6,923,000 in 1997 from $5,939,000 in 1996. This increase was attributable to an increase in professional fees and to the hiring of additional clerical and administrative staff to support the growth in Mac-Gray's business.

  Sales and Marketing. Sales and marketing expense increased by $2,463,000, or 32%, to $10,181,000 in 1997 from $7,718,000 in 1996. This increase was attributable to the expansion of the marketing department, led by the hiring of an experienced national marketing executive in the third quarter of 1996, and an increase in the number of field sales representatives.

  Interest Expense. Interest expense, net of interest income, increased by $621,000, or 26%, to $2,975,000 in 1997 from $2,354,000 in 1996. This increase was primarily attributable to the increased borrowings incurred to finance the acquisitions made during 1996 and 1997 and to the increase in product purchases. Interest expense was minimal subsequent to the IPO because a portion of the net proceeds from that offering was used to repay the existing indebtedness under the Old Credit Facility, as further described below.

  Income Tax Expense. Income tax expense increased by $4,714,000 to $5,228,000 in 1997 from $514,000 in 1996 due to the termination of Mac-Gray's S corporation status concurrent with the IPO. Upon termination of the S corporation status, Mac-Gray became subject to federal and state income taxes, with a statutory rate of approximately 40%. As a result, Mac-Gray recognized a non-recurring charge to income tax expense of approximately $4,037,000 in October 1997, representing additional net deferred tax liabilities as of the date the S corporation election was terminated. As the historical income tax provision for Mac-Gray prior to the termination of the S corporation status was established only to provide for income taxes in states that do not recognize Subchapter S corporations, the income tax provision recorded in 1997 was significantly higher than the amount recorded in 1996.

 Fiscal year ended December 31, 1996 compared to fiscal year ended December 31, 1995

  Revenue. Revenue increased by $15,908,000, or 24%, to $82,260,000 in 1996 from $66,352,000 in 1995. This increase was primarily attributable to the acquisition of six laundry route businesses, two of which also maintained Maytag distributorships, as well as internal growth of both card and coin laundry route revenue and revenue from product sales. Laundry route revenue increased $9,506,000, of which $3,596,000 was attributable to the expansion of existing operations and $5,910,000 was attributable to an increase in the number of machines operated as a result of the six acquisitions of laundry route businesses. Product sales increased by $5,674,000 due to acquisitions and growth of existing businesses. Mac-Gray believes that a substantial portion of the growth of revenue from existing laundry routes and from existing distributorships was attributable to Mac-Gray's increased expenditures on sales and marketing efforts, which are described below. Rental revenue also increased $728,000 due to Intirion's academic living rental program.

  Commissions. Commissions increased by $5,289,000, or 26%, to $25,760,000 in 1996 from $20,471,000 in 1995. This increase was primarily attributable to an increase in laundry route revenue, which resulted in an increase in variable expenses, including commissions, related thereto, as well as slightly higher commission rates applicable to the new leases that Mac-Gray acquired or entered into during 1995 and 1996.

  Route Expenditures. Route expenditures, which include costs associated with installing and servicing machines and cost of equipment sales, as well as the cost of collecting, counting and depositing the revenue, increased by $2,720,000, or 33%, to $10,971,000 in 1996 from $8,251,000 in 1995. This increase was primarily attributable to the increase in laundry route business, which resulted in increased servicing and collecting activity.

  Depreciation and Amortization. Depreciation and amortization includes depreciation and amortization which is included as a component of cost of revenue, as well as depreciation which is included as an operating expense. Aggregate depreciation and amortization increased by $1,749,000, or 29%, to $7,843,000 in 1996 from $6,094,000 in 1995. The increase was primarily attributable to the acquisition of six laundry route businesses, which resulted in additional machines to depreciate, as well as an increase in intangible assets to amortize, and the placement of additional machines at existing locations.

  Cost of Product Sales. Cost of product sales increased by $3,174,000, or 26%, to $15,408,000 in 1996 from $12,234,000 in 1995. This increase was attributable to increased product sales.

  General and Administration. General and administration expenses increased by $135,000, or 2%, to $5,939,000 in 1996 from $5,804,000 in 1995. This increase was attributable to the hiring of additional clerical and administrative staff to help support the increase in Mac-Gray's business. General and administration expenses for 1995 were unusually high as a result of certain expenses related to the hiring, relocation and subsequent termination of a senior executive.

  Sales and Marketing. Sales and marketing expenses increased by $1,263,000, or 20%, to $7,718,000 in 1996 from $6,455,000 in 1995. This increase was attributable to the hiring of a significant number of additional field sales representatives, the expansion of the marketing department and the hiring of an experienced national marketing executive in the third quarter of 1996.

  Interest Expense. Interest expense increased by $1,026,000, or 77%, to $2,354,000 in 1996 from $1,328,000 in 1995. This increase was primarily attributable to increased borrowings incurred to finance the six acquisitions completed during 1996 and the increase in product purchases to support the increase in revenues.

  Income Tax Expense. Income tax expenses increased by $114,000, or 29%, to $514,000 in 1996 from $400,000 in 1995. As the historical income tax provision for Mac-Gray was established only to provide for income taxes in states that do not recognize Subchapter S corporations, the statutory income tax rate for 1995 and 1996 was 6%. The effective income tax rate differed from the statutory rate in 1995 and 1996 due to expenses recorded for book purposes that are not deductible for income tax purposes.

  The statutory income tax rate utilized by Mac-Gray during 1995 and 1996 is not indicative of the statutory income tax rate of approximately 40% that has been utilized since the termination of Mac-Gray's S corporation status on October 16, 1997.

SEASONALITY

  Mac-Gray experiences moderate seasonality as a result of its significant operations in the college and university market. Revenues derived from the college and university market represent approximately thirty-five percent (35%) of Mac-Gray's total revenue. Route and rental revenues are derived substantially during the school year which includes the first, second and fourth calendar quarters. Conversely, Mac-Gray increases its operating expenditures during the third calendar quarter when colleges and universities are not in session as a result of Mac-Gray's increased product installation activities. Product sales, principally MicroFridge(R), to this market are also high during the third calendar quarter.

LIQUIDITY AND CAPITAL RESOURCES

  Mac-Gray's primary sources of cash have been operating activities, bank borrowings, and the proceeds of the IPO. Mac-Gray's primary uses of cash have been business acquisitions, capital expenses including the purchase of new laundry machines, Microfridge(R) equipment and smart card based payment systems, the payment of a dividend of $9,000,000 to Mac-Gray's shareholders prior to the IPO and the repayment of the Old Credit Facility. Mac-Gray anticipates that it will continue to use cash flow from its operating activities to finance working capital needs, including interest payments on any outstanding indebtedness, as well as capital expenditures. Funds available under the Credit Facility were used as needed to finance the acquisitions of Amerivend and Copico. Mac-Gray also anticipates that it will use additional funds available to it under the Credit Facility to finance additional possible acquisitions, larger capital expenditures and, as needed, working capital.

  Cash flows (used in) provided by operations were $10,473,000, $15,768,000 and $10,364,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Cash flow from operations consists primarily of laundry route revenue, product sales, laundry equipment service revenue, and rental revenue, commissions, route expenditures, cost of product sales, cost of rental revenue, general and administration expenses and sales and marketing expenses. Mac-Gray also incurred costs as a result of the Mac-Gray and Intirion pooling transaction.

  Cash used in investing activities was $22,791,000, $24,338,000 and $8,952,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Mac-Gray invested $12,196,000, $14,487,000 and $1,178,000 in certain laundry route acquisitions during the fiscal years ended December 31, 1997, 1996 and 1995, respectively. Capital expenditures were $11,584,000, $10,010,000 and $8,121,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

  Net cash flows provided by (used in) financing activities were $13,248,000, $7,516,000 and ($589,000) for the years ended December 31, 1997, 1996 and 1995, respectively. Financing activities for those periods consist primarily of proceeds from the IPO, proceeds from and repayments of bank borrowings, capital stock transactions, and payments of dividends. Mac-Gray also utilized $125,000 as a portion of the consideration paid in connection with the redemption of 2,275 shares of Mac-Gray Common Stock as of January 1, 1996.

  Until April 23, 1998, Mac-Gray maintained a $50 million revolving line of credit with State Street Bank and Trust Company and CoreStates Bank. Mac-Gray was in material compliance with all covenants of that facility, or received a written waiver with respect to any non-compliance therewith, for the three months ended March 31, 1998. On April 23, 1998, Mac-Gray refinanced the amounts outstanding under the Old Credit Facility with the proceeds of a new revolving line of credit and term loan facility with State Street Bank and Trust Company, CoreStates Bank and BankBoston, N.A. The Credit Facility provides for borrowings under a revolving line of credit of up to $90 million, and converts to a term loan after three years. The term loan has a weighted five year amortization schedule with a balloon payment due after the second year of the term loan. Outstanding indebtedness under the Credit Facility bears interest at Mac-Gray's option at a rate equal to the prime rate minus
 .5% or LIBOR plus the applicable margin (either (i) 1.5% for loans outstanding which aggregate less than $50 million or (ii) 1.75% for loans outstanding which exceed $50 million) or the cost of funds rate plus the applicable margin. The Credit Facility imposes certain financial and operational covenants on Mac-Gray, including restrictions on indebtedness, certain capital expenditures, investments and acquisitions, and on Mac-Gray's ability to pay dividends and to make distributions. The Credit Facility is secured by a blanket lien on the assets of Mac-Gray and each of its subsidiaries, as well as a pledge by Mac-Gray of all of the capital stock of its subsidiaries.

  In connection with the Sun Services Acquisition in April 1997, Mac-Gray issued 612,026 shares of Mac-Gray Common Stock to the owner of Sun Services.
As a privately owned company issuing shares of its common stock, which, at that point, were substantially illiquid, Mac-Gray provided the Sun Services owner with the right to require Mac-Gray to repurchase the shares of Mac-Gray Common Stock issued by Mac-Gray as consideration in the acquisition. Mac-Gray also received certain rights ( the "Call Rights") to repurchase such shares of Mac-Gray Common Stock. Upon consummation of the IPO, the Call Rights terminated. Mac-Gray remains obligated to repurchase the 612,026 shares of Mac-Gray Common Stock at a price of $12.74 per share in the event the holder or holders of such shares elect to exercise the Put Rights, representing an aggregate purchase price of approximately $7.8 million. Such remaining Put Rights expire on October 22, 2000. In the event such Put Rights are exercised, Mac-Gray would likely fund the purchase price for such shares of Mac-Gray Common Stock by incurring additional indebtedness under its Credit Facility. See "Management--Certain Relationships and Related Transactions."

  Mac-Gray has used all of the net proceeds from the IPO to repay existing outstanding indebtedness under the Old Credit Facility, to fund a $9,000,000 dividend paid to shareholders in October 1997 and to provide partial funding for two laundry route acquisitions. The cash paid in connection with the acquisitions of Intirion, Amerivend and Copico, including expenses related thereto, has been paid from amounts available under the Old Credit Facility, the Credit Facility and cash flow generated from operating activities. Mac-Gray believes that amounts available under the Credit Facility and cash flow generated by operations will be sufficient to fund Mac-Gray's normal working capital needs and capital expenditures for the foreseeable future, including Mac-Gray's current purchase commitment with Schlumberger to purchase smart-card based equipment. Based upon the purchase commitment with Schlumberger, such purchases, in the aggregate, could represent a material portion of Mac-Gray's capital expenditures for fiscal year 1998. In addition, if Mac-Gray were to borrow all amounts then available to it under the Credit Facility in connection with one or more acquisitions, or in connection with significant capital expenditures, either in the short-term or in the long-term, management believes that cash generated from operating activities would be sufficient to fund Mac-Gray's operating expenses and debt service needs for the foreseeable future. Additional financing under the Credit Facility or otherwise may, however, be required in connection with an acquisition or acquisitions which Mac-Gray may consummate in the future. If any such additional financing were needed, and could not be obtained on terms favorable to Mac-Gray, if at all, Mac-Gray's ongoing capital improvement efforts and acquisition activity would likely be reduced or delayed as cash generated from operating activities was used for operating expenses and debt service. See "Risk Factors--Risks Associated with Acquisitions; Integration of Acquired Businesses."

YEAR 2000

The Company is aggressively researching and testing potential year 2000 problems in its software and systems. Toward that end the Company has enlisted the aid of an outside consulting firm to assist in the identification of any year 2000 issues. The consultants are expected to present their findings to the Company on or before November 30, 1998. The cost for this service has been estimated at $35,000, all of which will be incurred and expensed in the fourth quarter of 1998. The Company will be unable to estimate costs or establish timelines for any items of noncompliance that may be identified by the consultants until receipt of the consultant's report.

The Company has previously identified some software that is not presently year 2000 compliant. This software is in various stages of being updated to be in compliance with year 2000 requirements. Based on current schedules it is anticipated that this updating will be completed, tested, and operational before the end of the second quarter of 1999. The software is primarily being re-written by in-house programming staff and the necessary resources have been allocated from operating budgets to complete the system in a timely manner. No material additional expenditures are anticipated to complete these projects and the allocation of these resources is not expected to prohibit the completion of other less significant projects. The Company cannot presently determine the impact on its business, results of operations, or financial condition should the re-writes meet unexpected delays and not be completed by December 31, 1999.

The Company has made preliminary evaluations of its customer's year 2000 compliance. The Company believes that most of its customer's will not be materially impacted by year 2000 issues. Those customers who may be impacted consist primarily of finance companies and other commercial lending institutions through which the Company often receives payment on significant equipment sales. The Company does not foresee any significant problems with these companies and is working with them to resolve any potential problems. The Company believes that in the event any or all finance companies suffer problems due to non-compliance with year 2000 issues, the Company may experience a delay in payment on sales for which products have already been delivered. While these sales may be individually significant they are not material to the overall results of operations of the Company. The Company expects to complete its assessment of customer's year 2000 compliance issues by the end of 1998.

The Company is working with its primary vendors to identify and resolve any year 2000 compliance issues. At this time no issues have been identified and the Company does not foresee any significant issues developing. Should any year 2000 issues arise with any primary vendors that result in extended delays of shipments of equipment to the Company, the Company could be forced to delay the installation or sale of equipment. The Company could also be forced to delay required maintenance where parts are required. The Company expects to confirm the year 2000 readiness of all primary vendors before the end of the first quarter of 1999.

The Company has invested heavily in smart card technology where the year 2000 compatibility is not yet confirmed. Smart card technology includes software and hardware systems which the Company uses to provide cashless interaction with laundry, reprographic, vending, and door access equipment. The software and hardware systems include credit card sized devices with imbedded CPU's and related equipment which can add value or authorize use through various electronic reading devices installed in or near the related amenities. The Company is working with its suppliers to ensure that the current technology is
year 2000 compliant and at this time does not foresee any problems.   The
Company does not expect to incur significant costs to resolve any issues in this area and expects to confirm the year 2000 readiness of its smart card technology by the end of 1998.

The Company does not presently have any contingency plans in place for unresolved year 2000 issues. At this time all identified year 2000 issues are being resolved under timelines which the Company believes will more than adequately provide for unknowns and delays. Should any issues be identified in the coming months which the Company believes could remain unresolved into the latter stages of 1999 the Company will begin to develop contingency plans.

INFLATION

  Mac-Gray does not believe that its financial performance has been materially affected by inflation.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130) in June 1997. Mac-Gray adopted SFAS 130 for fiscal 1998. SFAS 130 requires presentation of certain information related to comprehensive income. During the three years ended December 31, 1997, Mac-Gray had comprehensive income/(expense) of $28,000, $(32,000) and $0, respectively. This comprehensive income/(expense), as defined in SFAS 130, related to unrealized gains/(losses) on available for sale securities. FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131) which is required to be adopted by Mac-Gray in its fiscal 1998 financial statements. SFAS 131 establishes standards for reporting information on operating segments in financial statements. Mac-Gray is currently reviewing the impact of SFAS 131 on its financial statements.

                         INDEX TO FINANCIAL STATEMENTS

MAC-GRAY CORPORATION
  Report of Independent Accountants.......................................  F-2
  Consolidated Balance Sheet as of December 31, 1996 and 1997 ............  F-3
  Consolidated Statement of Income for the Years Ended December 31, 1995,
   1996 and 1997..........................................................  F-4
  Consolidated Statement of Stockholders' Equity for the Years Ended
   December 31, 1995, 1996 and 1997.......................................  F-5
  Consolidated Statement of Cash Flows for the Years Ended December 31,
   1995, 1996 and 1997....................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
SUN SERVICES OF AMERICA, INC. AND R. BODDEN COIN-OP-LAUNDRY, INC.
  Report of Independent Accountants....................................... F-23
  Combined Balance Sheet as of December 31, 1996 and March 31, 1997 (unau-
   dited)................................................................. F-24
  Combined Statement of Income for the Year Ended December 31, 1996 and
   for the Three Months Ended March 31, 1996 and 1997 (unaudited)......... F-25
  Combined Statement of Stockholder's Equity for the Year Ended December
   31, 1996 and the Three Months Ended March 31, 1997 (unaudited)......... F-26
  Combined Statement of Cash Flows for the Year Ended December 31, 1996
   and for the Three Months Ended March 31, 1996 and 1997 (unaudited)..... F-27
  Notes to Combined Financial Statements.................................. F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of Mac-Gray Corporation

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Mac-Gray Corporation (the "Company"), at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 30, 1998,
except as to the pooling
of interests with Intirion
which is as of March 12, 1998

                              MAC-GRAY CORPORATION

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                   DECEMBER 31,
                                                  ----------------
                                                   1996     1997
                                                  -------  -------
ASSETS
Current assets:
  Cash and cash equivalents...................... $ 2,844  $ 3,774
  Trade receivables, net of allowance for doubt-
   ful accounts..................................   4,621    6,570
  Available-for-sale security....................     343      --
  Inventory......................................   4,749    7,208
  Deferred income taxes..........................      23      571
  Prepaid commissions and other current assets...   1,819    2,377
                                                  -------  -------
    Total current assets.........................  14,399   20,500
  Property, plant and equipment, net.............  36,891   43,615
  Intangible assets, net.........................  12,207   28,648
  Prepaid commissions and other assets...........   2,720    5,080
                                                  -------  -------
    Total assets................................. $66,217  $97,843
                                                  =======  =======
LIABILITIES, REDEEMABLE COMMON STOCK AND STOCK-
 HOLDER'S EQUITY
Current liabilities:
  Current portion of long term debt.............. $ 7,550  $ 7,922
  Current portion of capital lease obligations...     251      476
  Accounts payable...............................   8,399    7,825
  Accrued commissions............................   4,940    5,585
  Accrued expenses...............................   1,653    2,631
  Deferred revenues and deposits.................      95      102
                                                  -------  -------
    Total current liabilities....................  22,888   24,541
Long-term debt...................................  23,473    5,395
Long-term capital lease obligations..............     193      491
Deferred income taxes............................     546    5,329
Deferred retirement obligation...................   1,156    1,052
Other liabilities................................     --       429
Commitments and contingencies (Note 12)..........     --       --
Redeemable common stock, 612,026 shares..........     --     7,797
Senior redeemable preferred stock................   4,187    4,507
Stockholder's equity:
  Preferred stock of Mac-Gray Corporation ($.01
   par value, 5,000,000 shares authorized, no
   shares issued and outstanding)................     --       --
  Common stock of Mac-Gray Co., Inc. ($1 par
   value; 200,000 shares authorized, 154,275
   shares issued and outstanding at December 31,
   1996).........................................     154      --
  Common stock of Mac-Gray Corporation ($.01 par
   value; 30,000,000 shares authorized,
   1,317,768 and 12,285,568
   shares issued and outstanding at
   December 31, 1996 and December 31, 1997
   respectively).................................      13      123
  Additional capital.............................   3,902   52,524
  Retained earnings (deficit)....................  18,377   (4,345)
  Net unrealized gain on available-for-sale secu-
   rity, net of tax..............................     258      --
  Less: 54,275 shares held in treasury at cost...  (8,930)     --
                                                  -------  -------
  Total stockholders' equity.....................  13,774   48,302
                                                  -------  -------
    Total liabilities, redeemable common stock
     and stockholders' equity.................... $66,217  $97,843
                                                  =======  =======

   The accompanying notes are an integral part of these financial statements

                              MAC-GRAY CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       YEARS ENDED
                                       DECEMBER 31,
                                 --------------------------
                                  1995     1996      1997

Revenue........................  $66,352  $82,260  $104,847
Cost of revenue:
 Commissions...................   20,471   25,760    31,717
 Route expenditures............    8,251   10,971    12,449
 Depreciation and amortiza-
  tion.........................    5,455    7,060     9,725
 Cost of product sales.........   12,234   15,408    22,021
                                 -------  -------  --------
  Total Cost of Revenue .......   46,411   59,199    75,912
                                 -------  -------  --------
Gross profit...................   19,941   23,061    28,935
Operating expenses:
 General and administration....    5,804    5,939     6,923
 Sales and Marketing...........    6,455    7,718    10,181
 Depreciation..................      639      783       753
 Merger-related costs..........      --       --        --
                                 -------  -------  --------
  Total operating expenses.....   12,898   14,440    17,857
                                 -------  -------  --------
Income from operations.........    7,043    8,621    11,078
Interest expense, net..........   (1,328)  (2,354)   (2,975)
Other income (expense), net....       55      (87)      181
                                 -------  -------  --------
Income before provision for in-
 come taxes....................    5,770    6,180     8,284
Provision for income taxes.....     (400)    (514)   (5,228)
                                 -------  -------  --------
Net income.....................  $ 5,370  $ 5,666  $  3,056
                                 -------  -------  --------
Accretion and dividends on re-
 deemable preferred stock......      240      240       320
                                 -------  -------  --------
Income available to common
 stockholders..................  $ 5,130  $ 5,426  $  2,736
                                 =======  =======  ========
Net income per common share....  $  0.68  $  0.72  $   0.32
                                 =======  =======  ========
Weighted average common shares
 outstanding...................    7,554    7,554     8,449
                                 =======  =======  ========
Net income per common share--
 assuming dilution.............  $  0.67  $  0.71  $   0.31
                                 =======  =======  ========
Weighted average common shares
 outstanding--assuming
 dilution......................    7,686    7,686     8,709
                                 =======  =======  ========
UNAUDITED PRO FORMA TAX AD-
 JUSTED DATA (NOTE 15):
  Income before provision for
   income taxes................  $ 5,770  $ 6,180  $  8,284
  Provision for income taxes...    2,484    2,446     3,179
                                 -------  -------  --------
  Pro forma tax adjusted net
   income......................  $ 3,286  $ 3,734  $  5,105
                                 =======  =======  ========
  Pro forma tax adjusted net
   income available to common
   stockholders per common
   share.......................  $  0.40  $  0.46  $   0.57
                                 =======  =======  ========
  Pro forma tax adjusted net
   income available to common
   stockholders per common
   share-assuming dilution.....  $  0.40  $  0.45  $   0.55
                                 =======  =======  ========

   The accompanying notes are an integral part of these financial statements.

                              MAC-GRAY CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                           COMMON STOCK                                           TREASURY STOCK
                         -----------------                        NET UNREALIZED ------------------
                                                       RETAINED   GAINS (LOSSES)
                         NUMBER OF          ADDITIONAL EARNINGS    ON SECURITY,  NUMBER OF
                           SHARES    VALUE   CAPITAL   (DEFICIT)    NET OF TAX    SHARES     VALUE    TOTAL
                         ----------  -----  ---------- ---------  -------------- ---------  -------  --------
Balance, December 31,
 1994...................  1,472,043  $ 167   $ 1,489   $ 15,736       $ 262        52,000   $(8,384) $  9,270
 Net income.............        --     --        --       5,130         --            --        --      5,130
 Net change in
  unrealized gains
  (losses) on available-
  for-sale security, net
  of tax................        --     --        --         --           28           --        --         28
 Dividends..............        --     --        --      (3,395)        --            --        --     (3,395)
 Contribution of capi-
  tal...................        --     --      1,009        --          --            --        --      1,009
                         ----------  -----   -------   --------       -----      --------   -------  --------
Balance, December 31,
 1995...................  1,472,043    167     2,498     17,471         290        52,000    (8,384)   12,042
 Net income.............        --     --        --       5,426         --            --        --      5,426
 Net change in
  unrealized gains
  (losses) on available-
  for-sale securities,
  net of tax............        --     --        --         --          (32)          --        --        (32)
 Dividends..............        --     --        --      (4,520)        --            --        --     (4,520)
 Common stock redemp-
  tion..................        --     --        --         --          --          2,275      (546)     (546)
 Contribution of capi-
  tal...................        --     --      1,404        --          --            --        --      1,404
                         ----------  -----   -------   --------       -----      --------   -------  --------
Balance, December 31,
 1996...................  1,472,043    167     3,902     18,377         258        54,275    (8,930)   13,774
 Net income.............        --     --        --       2,736         --            --        --      2,736
 Elimination of capital
  structure (Note 1)....   (154,275)  (154)   (2,413)    (6,363)        --        (54,275)    8,930       --
 Reorganization of the
  Company (Note 1)......  6,367,800     64       --         (64)        --            --        --        --
 Sale of common stock...  4,600,000     46    45,128        --          --            --        --     45,174
 Contribution of capital
  (Note 3)..............        --     --      5,907     (5,907)        --            --        --        --
 Net change in
  unrealized gains
  (losses) on available-
  for-sale securities,
  net of tax............        --     --        --         --         (258)          --        --       (258)
 Dividends..............        --     --        --     (13,124)        --            --        --    (13,124)
                         ----------  -----   -------   --------       -----      --------   -------  --------
Balance, December 31,
 1997................... 12,285,568  $ 123   $52,524   $ (4,345)      $ --            --    $   --   $ 48,302
                         ----------  -----   -------   --------       -----      --------   -------  --------



   The accompanying notes are an integral part of these financial statements.

                             MAC-GRAY CORPORATION

                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                (IN THOUSANDS)

                                         YEARS ENDED
                                        DECEMBER 31,
                                   -------------------------
                                    1995     1996     1997

CASH FLOWS FROM OPERATING ACTIVI-
 TIES:
  Net income...................... $ 5,370  $ 5,666  $ 3,056
    Adjustments to reconcile net
     income to net cash provided
     by operating activities:
    Depreciation and amortiza-
     tion.........................   6,094    7,812   10,481
    (Gain) loss on sale of as-
     sets.........................     (72)      11     (178)
    Deferred income taxes.........      71       60    4,235
  Decrease (increase) in accounts
   receivable.....................   1,112   (2,207)  (1,905)
  (Increase) decrease in
   inventory......................  (2,737)     827   (2,149)
  (Increase) in prepaid expenses
   and other assets...............  (1,480)  (1,331)  (3,009)
  Increase (decrease) in accounts
   payable, accrued commissions
   and accrued expenses...........   1,969    4,889      (65)
  Increase (decrease) in deferred
   rental revenue and customer
   deposits.......................      37       41        7
                                   -------  -------  -------
    Net cash flows provided by op-
     erating activities...........  10,364   15,768   10,473
                                   -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVI-
 TIES:
  Capital expenditures............  (8,121) (10,010) (11,584)
  Acquisition of businesses (Note
   2).............................  (1,178) (14,487) (12,196)
  Proceeds from sale of property
   and equipment..................     347      159      656
  Proceeds from sale of
   securities.....................     --       --       333
                                   -------  -------  -------
    Net cash flows used in
     investing activities.........  (8,952) (24,338) (22,791)
                                   -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVI-
 TIES:
  Payments on long-term debt and
   capital lease obligations......  (2,610)  (2,293)  (3,658)
  Retirement of line of credit and
   term loan......................     --    (5,378) (19,512)
  Advances on line-of-credit,
   net............................   4,407   18,541    4,668
  Contribution of capital and
   proceeds from sale of common
   stock..........................   1,009    1,366   45,174
  Cash dividends paid.............  (3,395)  (4,520) (13,124)
  Cash paid to repurchase shares
   of common stock................     --      (125)     --
  Cash paid for refinancing of
   long term debt.................     --       (75)    (300)
                                   -------  -------  -------
    Net cash flows (used in)
     provided by financing
     activities...................    (589)   7,516   13,248
                                   -------  -------  -------
Increase (decrease) in cash and
 cash equivalents.................     823   (1,054)     930
Cash and cash equivalents,
 beginning of period..............   3,075    3,898    2,844
                                   -------  -------  -------
Cash and cash equivalents, end of
 period........................... $ 3,898  $ 2,844  $ 3,774
                                   =======  =======  =======
SUPPLEMENTAL CASH FLOW INFORMA-
 TION:
  Interest paid................... $ 1,321  $ 2,331  $ 3,272
  Income taxes paid...............     242      437    1,116

SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING ACTIVITIES:
  During the year ended December 31, 1997, common stock with an approximate value of $7,797 was issued in connection with the Sun Services Acquisition. Such common stock is redeemable at a negotiated price pursuant to a contractual arrangement.

  The accompanying notes are an integral part of these financial statements.

                             MAC-GRAY CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  (INFORMATION SUBSEQUENT TO JANUARY 30, 1998 IS UNAUDITED, EXCEPT AS TO THE
       POOLING OF INTERESTS WITH INTIRION WHICH IS AS OF MARCH 12, 1998)

1. BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS

  Basis of Presentation--The financial statements include the accounts of Mac-Gray Corporation and its wholly owned subsidiaries. On April 17, 1997, Mac-Gray Co., Inc. and Mac-Gray, L.P. were reorganized to create Mac-Gray Corporation (the "Parent"). The Parent acquired all of the outstanding common stock of Mac-Gray Co., Inc. and all of the outstanding limited partnership interest of Mac-Gray, L.P. in exchange for 6,367,800 shares of the Parent's common stock. On March 12, 1998, the Company completed the acquisition of Intirion Corporation ("Intirion"). This transaction was accounted for as a pooling-of-interests and, therefore, the accompanying financial statements have been retroactively restated to reflect the financial position and results of operations and cash flows of Intirion with the Company for all periods presented (see Note 2). All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to the financial statements to conform to the current year presentation.

  Description of the Business--The Company generates the majority of its revenue from card and coin route laundry rooms located in the Northeastern, Midwestern and Southeastern United States. The Company's principal customer base is the multi-housing market, which consists of apartments, condominium units, colleges and universities. The Company sells, services and leases commercial laundry equipment to commercial laundromats and institutions. Through Intirion, the Company is now engaged in the development, distribution, rental and sale of multi-purpose appliances to commercial and residential markets. The Company sells its multi-purpose products primarily to academic institutions and the U.S. government, and also rents its products to academic institutions and the students at academic institutions. The majority of the Company's purchases of coin route laundry equipment and multi-purpose appliances are from two suppliers.

2. ACQUISITIONS

  On April 23, 1998, Mac-Gray acquired one hundred percent of the outstanding capital stock of Copico, Inc. ("Copico"). Copico is a provider of card and coin-operated reprographics equipment and services to the academic and public library markets in New England, New York and Florida. The purchase price was 250,000 shares of Mac-Gray common stock and $10,950 in cash, less the assumption of certain debt. The acquisition was accounted for as a purchase transaction. The pro forma results of operations assuming this acquisition had occurred at January 1, 1997 would not have differed materially from the results of operations reported.

  On April 24, 1998, Mac-Gray acquired one hundred percent of the outstanding capital stock of Amerivend Corporation and the assets of Amerivend Southeast Corporation for approximately $33,500 in cash, including the payment of certain debt. Amerivend is a provider of card and coin-operating laundry rooms in multiple housing facilities. The acquisition was accounted for as a purchase transaction. A portion of the purchase price, $1.5 million, is being held in escrow to satisfy any potential claims in accordance with the Amerivend agreement.

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  (INFORMATION SUBSEQUENT TO JANUARY 30, 1998 IS UNAUDITED, EXCEPT AS TO THE
       POOLING OF INTERESTS WITH INTIRION WHICH IS AS OF MARCH 12, 1998)


  The following unaudited supplemental pro forma financial information reflects the Amerivend acquisition as if it occurred on January 1, 1997.



                                                 YEAR ENDED
                                                DECEMBER 31,
                                                    1997
                                                ------------
Revenue........................................   $124,506
Net Income.....................................   $  2,762
Pro Forma tax adjusted net income available to
 common
 stockholders..................................   $  4,609
Pro Forma tax adjusted net income Per Share....   $   0.55
Pro Forma tax adjusted net income Per Share--
 assuming dilution.............................   $   0.53

  On March 12, 1998, the Company acquired Intirion Corporation pursuant to an Agreement and Plan of Merger dated December 22, 1997. Pursuant to the agreement, Intirion equity securities were exchanged for approximately 1.6 million shares of Mac-Gray common stock and approximately $1 million in cash. Intirion Corporation had a June 30 year end and the results of operations for the three years ended June 30, 1997, were combined with the results of operations for Mac-Gray's three years ended December 31, 1997, respectively. Additionally, the financial position of Intirion as of June 30, 1996 and 1997 has been combined with the Company's financial position as of December 31, 1996 and 1997, respectively. As such, results of operations for Intirion for the six months ended December 31, 1997 (including revenue and net income of $13,355 and $289, respectively) were not included in the consolidated statement of operations for the year ended December 31, 1997. In order to conform Intirion's year end to Mac-Gray's year end, an adjustment has been made to retained earnings in fiscal 1998 to include the net income of Intirion for this six month period.

  Costs directly associated with the pooling transaction of $884 were incurred in the three months ended March 31, 1998. These costs include legal, accounting and severance costs directly associated with the pooling transaction and are classified as merger-related costs on the income statement. Additionally, $123 of sales and marketing expenses and $66 of general and administrative expenses incurred by Intirion in the three months ended March 31, 1998 are considered to be non-recurring as they were directly attributable to the individuals whose employment was terminated subsequent to the transaction.

  Revenues and net income (loss) for each of the two previously separate companies for the period prior to the Intirion Acquisition were as follows:

                                      YEAR ENDED DECEMBER 31,
                                      -------------------------
                                       1995     1996     1997
                                      -------  ------- --------
     NET REVENUES:
     Mac-Gray........................ $50,710  $64,427 $ 81,370
     Intirion........................  15,642   17,833   23,477
                                      -------  ------- --------
                                      $66,352  $82,260 $104,847
                                      =======  ======= ========
     NET INCOME (LOSS):
     Mac-Gray........................ $ 5,770  $ 5,527 $  2,686
     Intirion........................    (400)     139      370
                                      -------  ------- --------
                                      $ 5,370  $ 5,666 $  3,056
                                      =======  ======= ========

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  (INFORMATION SUBSEQUENT TO JANUARY 30, 1998 IS UNAUDITED, EXCEPT AS TO THE
       POOLING OF INTERESTS WITH INTIRION WHICH IS AS OF MARCH 12, 1998)


  In October and November, 1997, the Company acquired certain assets of two coin-operated laundry businesses for approximately $7,150. These acquisitions were accounted for using the purchase method of accounting. Accordingly, the purchase price assigned to the assets acquired was the fair market value on the respective acquisition dates. Purchase price in excess of the fair value of assets acquired was allocated to goodwill and amounted to approximately $6,228. Pro forma financial information for the October and November 1997 acquisitions has not been presented due to their insignificance in relation to the Company as a whole.

  On April 17, 1997, the Company acquired in exchange for 612,026 shares of its common stock, (approximate value of $7,797), approximately $2,170 in cash, $850 of a deferred payment obligation, and assumption of approximately $2,787 in debt, each of Sun Services of America, Inc. and R.
Bodden Coin-Op Laundry, Inc. (collectively, "Sun Services"). The shares of the Company's common stock are redeemable at the election of the shareholder. The redeemable common stock has been valued at a contractual put price of $12.74 per common share (which was in excess of market as of that date). The redemption feature of these shares expires on October 22, 2000. Sun Services of America, Inc. and R. Bodden Coin-Op Laundry were 100% owned by the same shareholder. The Parent acquired all of the outstanding capital stock of Sun Services, which was accounted for pursuant to the purchase method of accounting, and resulted in goodwill of approximately $11,600.

  The following supplemental pro forma financial information reflects the Sun Services Acquisition as if it occurred on January 1, 1996. For the year ended December 31, 1997, the historical results of Sun Services for the period from April 1, 1997 through April 16, 1997 have not been included and are not material to the Company.

                                                       UNAUDITED SUPPLEMENTAL
                                                     PRO FORMA RESULTS FOR THE
                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                         1996         1997
                                                     ------------ -------------
   Revenue.........................................  $     88,924 $     106,879
   Net Income......................................         5,819         3,209
   Pro Forma tax adjusted net income (Note 15).....         3,826         5,197
   Pro Forma tax adjusted net income available to
    common stockholders............................         3,586         4,877
   Pro Forma tax adjusted net income Per Share.....  $       0.47 $        0.58
   Pro Forma tax adjusted net income Per Share--as-
    suming dilution................................  $       0.47 $        0.56

  In 1995, the Company acquired certain assets of Commercial Appliance, Inc. for $821 and recorded goodwill of approximately $564. During 1996, the Company acquired certain assets of six coin-operated laundry businesses or divisions for an aggregate purchase price of $15,561 and recorded goodwill of $10,184. Non-compete agreements valued at $1,250 were also recorded in 1996 in connection with these acquisitions. These acquisitions were accounted for using the purchase method of accounting. Pro forma financial information has not been provided for these acquisitions due to lack of historical financial data of the acquired entities.

  The Company's consolidated financial statements include the results of the 1995, 1996, and 1997 acquisitions from their respective acquisition dates.

3. INITIAL PUBLIC OFFERING OF COMMON STOCK

  Mac-Gray Corporation completed its initial public offering of 4,600,000 shares of common stock at $11 per share on October 22, 1997. The net proceeds from the sale of the common stock of $45,174 were used primarily to repay existing indebtedness outstanding under the Credit Facility (Note 9) and to fund a distribution of $9,000

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  (INFORMATION SUBSEQUENT TO JANUARY 30, 1998 IS UNAUDITED, EXCEPT AS TO THE
       POOLING OF INTERESTS WITH INTIRION WHICH IS AS OF MARCH 12, 1998)

of previously taxed but undistributed earnings to the Company's shareholders of record as of October 16, 1997. As a result of the initial public offering, the Company's S corporation status was terminated. Retained earnings of $5,907 as of that date were reclassified to additional paid-in capital to reflect additional contributions of capital by the S-corporation shareholders.

4. SIGNIFICANT ACCOUNTING POLICIES

  Cash, Cash Equivalents and Available-For-Sale Security--The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  The Company invests excess cash in repurchase agreements and other highly liquid short term investments. Accordingly, the investments are subject to minimal credit and market risk. All of the Company's investments are classified as available-for-sale. As such, unrealized gains and losses are excluded from earnings and reported as a separate component of stockholders' equity, net of tax.

  Revenue Recognition--The Company recognizes coin route laundry revenue on the accrual basis. Rental revenue is recognized ratably over the related contractual period, which is less than one year. The Company recognizes revenue from product sales upon shipment of the products. The Company offers limited duration warranties on multi-purpose appliance products and, at the time of sale, provides reserves for all estimated warranty costs.

  Allowance for Doubtful Accounts--The Company maintains an allowance for doubtful accounts of $372 at December 31, 1996 and $508 at December 31, 1997.

  Concentration of Credit Risk--Financial instruments which potentially expose the Company to concentration of credit risk include trade receivables, generated by the Company as a result of its selling and leasing activities. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed and reserves are maintained. The Company typically does not require collateral.

  Fair Value of Financial Instruments--For purposes of financial reporting, the Company has determined that the fair value of financial instruments approximates book value at December 31, 1996 and 1997, based upon terms currently available to the Company in financial markets.

  Inventories--Inventories are stated at the lower of cost (as determined using the first-in, first-out method) or market and consist primarily of finished goods.

  Property, Plant and Equipment--Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Tooling costs are depreciated using the units-of-production method. Expenditures for maintenance and repairs are charged to operations as incurred; acquisitions, major renewals, and betterments are capitalized.

  Coin route equipment-not yet placed in service--These assets represent laundry machines that management estimates will be installed in coin route laundry rooms and have not been purchased for commercial sale.

  Intangible Assets--Intangible assets primarily consist of various non-compete agreements and goodwill recorded in connection with the acquisitions (Note 2). The non-compete agreements are amortized using the straight-line method over the life of the agreements, which ranges from two to five years. Goodwill is amortized

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  (INFORMATION SUBSEQUENT TO JANUARY 30, 1998 IS UNAUDITED, EXCEPT AS TO THE
       POOLING OF INTERESTS WITH INTIRION WHICH IS AS OF MARCH 12, 1998)

using the straight-line method over fifteen or twenty years from the acquired companies respective dates of acquisitions. Intangible assets also include customer lists which are being amortized on a straight-line basis ranging from five to ten years.

  Impairment of Long-Lived Assets--Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

  Income Taxes--Mac-Gray Co., Inc. which elected S corporation status, and Mac-Gray, L.P. were "pass through" entities for income tax purposes prior to the reorganization on April 17, 1997. From April 17, 1997 through October 16, 1997, Mac-Gray Corporation also elected S corporation status. Accordingly, earnings and losses were included on the income tax returns of the respective equity owners through October 16, 1997. On October 16, 1997, the Company's S corporation status was terminated as a result of the initial public offering.

  The Company accounts for income taxes utilizing the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the provisions of SFAS 109, the current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determined the amount of taxes payable currently or in future years. The classification of net current and non-current deferred tax assets or liabilities depend upon the nature of the related asset or liability. Deferred income taxes, net of any valuation allowance, are provided for temporary differences and operating loss carryforwards.

  Stock Compensation--The Company's stock option plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". In fiscal 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Earnings Per Share--The Company accounts for earnings per share in accordance with Statement of Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 replaces APB Opinion No. 15 "Earnings Per Share" and requires the presentation of basic earnings per share and diluted earnings per share (EPS). Basic EPS includes no dilution and is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted EPS under APB 15. Diluted earnings per share has been calculated using the treasury stock method and prior period earnings per share have been restated in accordance with SFAS 128. Net income per share gives effect to the exchange of shares between the Parent and the Company (Note 1).

  New Accounting Pronouncements--The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) in June 1997. Mac-Gray adopted SFAS 130 for fiscal 1998. SFAS 130 requires presentation of certain information related to

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  (INFORMATION SUBSEQUENT TO JANUARY 30, 1998 IS UNAUDITED, EXCEPT AS TO THE
       POOLING OF INTERESTS WITH INTIRION WHICH IS AS OF MARCH 12, 1998)

comprehensive income. During the three years ended December 31, 1997, Mac-Gray had comprehensive income/(expense) of $28, $(32) and $0, respectively. This comprehensive income/(expense), as defined in SFAS 130, related to unrealized gains/(losses) on available for sale securities. FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131). In accordance with this statement, the Company will implement SFAS 131 which requires that certain additional information related to operating segments be reported during fiscal year 1998. The Company is currently reviewing the impact of this statement on its financial statements.

5. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following:

                                                                 DECEMBER 31,
                                                    ESTIMATED   ---------------
                                                   USEFUL LIFE   1996    1997
                                                  ------------- ------- -------
   Coin route equipment.........................       10 years $58,610 $68,179
   Rental equipment.............................        7 years   5,984   7,439
   Buildings and improvements...................    15-32 years   6,531   7,388
   Furniture, fixtures and computer equipment...      2-7 years   4,712   5,967
   Trucks and autos.............................      3-5 years   1,786   2,610
   Tooling costs................................  250,000 units     212     271
   Land and improvements........................            --      309     309
                                                                ------- -------
                                                                 78,144  92,163
   Less: accumulated depreciation...............                 42,305  49,548
                                                                ------- -------
                                                                 35,839  42,615
   Coin route equipment, not yet placed in serv-
    ice.........................................                  1,052   1,000
                                                                ------- -------
   Property, plant and equipment, net...........                $36,891 $43,615
                                                                ======= =======

  Depreciation and amortization of property, plant and equipment totaled $697, $932 and $1,912 for the years ended December 31, 1995, 1996 and 1997, respectively.

  At December 31, 1996 and 1997, trucks and autos includes $1,449 and $2,284, respectively, of capital leased equipment with an accumulated amortization balance of $1,052 and $1,307, respectively.

6. INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
   Goodwill.................................................... $10,348 $28,208
   Covenants-not-to-compete....................................   2,549   2,869
   Customer lists..............................................     901   1,008
   Other.......................................................     153     451
                                                                ------- -------
                                                                 13,951  32,536
   Less: accumulated amortization..............................   1,744   3,888
                                                                ------- -------
   Intangible assets, net...................................... $12,207 $28,648
                                                                ======= =======

  Amortization expense associated with the above intangible assets amounted to $697, $932 and $1,912 for the years ended December 31, 1995, 1996 and 1997, respectively.

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  (INFORMATION SUBSEQUENT TO JANUARY 30, 1998 IS UNAUDITED, EXCEPT AS TO THE
       POOLING OF INTERESTS WITH INTIRION WHICH IS AS OF MARCH 12, 1998)


7. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
   Accrued interest..............................................   $134 $  101
   Accrued salaries..............................................    332    596
   Warranty......................................................    131    128
   Current portion of deferred retirement obligation.............    104    104
   Current portion of deferred payment obligation................    --     392
   Other.........................................................    952  1,310
                                                                  ------ ------
                                                                  $1,653 $2,631
                                                                  ====== ======

8. DEFERRED RETIREMENT OBLIGATION

  The deferred retirement obligation at December 31, 1996 and 1997 relates to payments due to a shareholder of the Company in connection with a retirement agreement which provides for annual payments of $104 until the death of the shareholder. The liability at December 31, 1996 and 1997 has been estimated based upon the life expectancy of the shareholder utilizing actuarial tables.

9. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                 DECEMBER 31,
                                                                --------------
                                                                 1996    1997
                                                                ------- ------
   Credit agreement and revolving credit facility.............. $21,042 $2,525
   Unsecured notes payable to former shareholders:
     Variable rate note, lesser of prime rate plus 2% or 9%,
      quarterly principal payments beginning January 1, 1996
      (9% at December 31, 1997)................................   3,360  2,560
   Fixed rate notes, 8.4% interest rate, due September 1, 1997
    and June 1, 2000...........................................   2,046    746
   Discount note, 6% imputed interest rate (estimated fair
    market rate), quarterly installments, due December 31,
    2003.......................................................   2,613  2,239
   Fixed note, 8.75% interest rate, due January 1, 2001........     421    317
   Note payable, 11.5% fixed interest rate, monthly principal payments,
    due September 1, 1999......................................     249    172
   Acquisition note payable, 8% imputed interest rate
    (estimated fair
    market rate), monthly payments, due May 31, 2006...........   1,010    911
   Acquisition note payable, 10% imputed interest rate, annual
    installments, due March, 1999..............................     282    153
   Demand line of credit with primary supplier, 9.5% variable
    interest rate, at December 31, 1997........................     --   3,694
                                                                ------- ------
       Total long-term debt....................................  31,023 13,317
   Less: current portion.......................................   7,550  7,922
                                                                ------- ------
                                                                $23,473 $5,395
                                                                ======= ======

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  (INFORMATION SUBSEQUENT TO JANUARY 30, 1998 IS UNAUDITED, EXCEPT AS TO THE
       POOLING OF INTERESTS WITH INTIRION WHICH IS AS OF MARCH 12, 1998)


 Credit Agreement and Revolving Credit Facility

  On April 23, 1998, the outstanding debt under Mac-Gray's $50 million revolving credit facility with State Street Bank and Trust Company and CoreStates Bank was refinanced under a new senior secured revolving and term loan credit facility with State Street Bank and Trust Company, CoreStates Bank and BankBoston, N.A. The Credit Facility provides for borrowings under a revolving line of credit of up to $90 million and converts to a term loan after three years. Outstanding indebtedness under the Credit Facility bears interest at Mac-Gray's option, at a rate equal to the prime rate minus .5% or LIBOR plus the applicable margin (either (i) 1.5% for loans outstanding which aggregate less than $50 million or (ii) 1.75% for loans outstanding which exceed $50 million), or cost of funds plus the applicable margin. The Credit Facility restricts payments of dividends and other distributions, restricts Mac-Gray from making certain acquisitions and incurring indebtedness, and requires it to maintain certain financial ratios. The Credit Facility is secured by pledges of the capital stock of Mac-Gray's subsidiaries and a lien on Mac-Gray's assets.

  On April 17, 1997, the outstanding debt under the 1996 Credit Agreement and Revolving Credit Facility was refinanced under terms of an amended and restated agreement (the Senior Secured Credit Facility). The Senior Secured Credit Facility provides for borrowings under (i) a revolving line of credit and term loan facility and (ii) a revolving working capital line of credit facility of up to $45,000 and $5,000, respectively. Outstanding indebtedness under the Senior Secured Credit Facility bears interest at the Company's option, at a rate equal to the prime rate plus .5% or LIBOR plus 2.5% with the margin over the prime rate and LIBOR decreasing after October 22, 1997 due to the initial public offering of the Company's common stock (Note 3) to the prime rate less .5% or LIBOR plus 2.0%. The Senior Secured Credit Facility restricts payments of dividends and other distributions, restricts the Company from making certain acquisitions and incurring indebtedness, and requires it to maintain certain financial ratios. The Senior Secured Credit Facility is secured by pledges of assets of the Parent and its subsidiaries. The Senior Secured Credit Facility provides for the issuance of standby letters of credit of up to $15,000 in the aggregate. At December 31, 1997, outstanding letters of credit amounted to $1,302. There is no outstanding balance on the Senior Secured Credit Facility at December 31, 1997. The interest rate for the Senior Secured Credit Facility at December 31, 1997 was 8.0%. Subsequent to year end, the Company refinanced its credit facility (see Note 16).

  Through Intirion the Company also had outstanding borrowings pursuant to a secured demand line of credit agreement with a bank that allows for maximum borrowings of $7,500 at December 31, 1997. Under the working capital component of the agreement, borrowings are restricted to the lesser of (i) $4,800 or
(ii) the sum of (a) 80% of the eligible accounts receivable, as defined, and 50% of Intirion's eligible inventory, as defined, and (b) 50% of issued and undrawn documentary purchase letters of credit advanced by the bank. The working capital component bears interest at 1% plus the greater of (i) the bank's base rate or (ii) the sum of (a) .5% and (b) the average rate on overnight Federal funds transactions (9.25%, and 9.5% for fiscal 1996 and 1997, respectively). Under the rental asset component of the agreement, borrowings are restricted to the lesser of (i) $1,500 or (ii) 70% of Intirion's eligible rental equipment, as defined, plus 50% of outstanding rental letters of credit advanced by the bank. The rental asset component bears interest at 1.5% plus the greater of (i) the bank's base rate or (ii) the sum of (a) .5% and (b) the average rate on overnight Federal funds transactions (9.75%, and 10.0% for fiscal 1996 and 1997, respectively). Borrowings under the line of credit agreement are secured by substantially all assets of Intirion Corporation. On November 28, 1997, the Company amended the secured demand line of credit agreement to increase the borrowing bases to $5,500 and $2,000 relating to the working capital and rental asset components, respectively. All outstanding borrowings of Intirion were repaid by Mac-Gray subsequent to the merger and the line of credit was terminated.

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  (INFORMATION SUBSEQUENT TO JANUARY 30, 1998 IS UNAUDITED, EXCEPT AS TO THE
       POOLING OF INTERESTS WITH INTIRION WHICH IS AS OF MARCH 12, 1998)

  In connection with the financing of the 1996 Acquisitions (Note 2), the Company entered into a Credit Agreement with a bank which provided for borrowings under a Revolving Line of Credit, Working Capital Line of Credit and Acquisition Line of Credit of up to $14,000, $1,500 and $4,000, respectively. Borrowings under the Credit Agreement were restricted to providing working capital requirements of the Company and funding future acquisitions.

  During June 1996, the Company entered into an agreement with a bank which provided a Revolving Credit Facility with aggregate borrowings of up to $4,500. As of December 31, 1996, $2,893 was available to be borrowed under the Revolving Credit Facility. A portion of the proceeds from the Credit Agreement and the Revolving Credit Facility were used to pay the balance of the Bank Note and Line of Credit outstanding prior to the refinancing of the Company.

  The Credit Agreement and the Revolving Credit Facility provided for the issuance of standby letters of credit up to $2,200 in the aggregate. At December 31, 1996, outstanding letters of credit amounted to $1,526.

  Borrowings under the 1996 Credit Agreement and the Revolving Credit Facility bore interest, at the Company's option, at either (1) the banks' prime interest rate (the "Prime Rate") or (2) 2.5% plus the rate at which certain Eurodollar deposits were offered in the interbank Eurodollar market (the "LIBOR Rate") or (3) 2.5% plus the rate at which funds were offered in the secondary markets (the "Cost of Funds Rate").

 Future Payments

  As of December 31, 1997, the scheduled future principal payments of long-term debt are as follows:

   1998................................................................. $ 7,922
   1999.................................................................   1,401
   2000.................................................................   2,088
   2001.................................................................     887
   2002.................................................................     602
   Thereafter...........................................................     417
                                                                         -------
                                                                         $13,317
                                                                         =======

10. INCOME TAXES

  On October 16, 1997, the Mac-Gray Corporation's S corporation status was automatically terminated due to the initial public offering (Note 3). As a result, the current year provision includes a charge of $4,037 to provide for net deferred tax liabilities resulting from the change in income tax status from an S corporation to a C corporation, in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The following information relates to temporary differences at October 16, 1997, for which a deferred tax provision was not provided for until the Company's termination of its S corporation status.

   Accounts receivable................................................     (627)
   Fixed assets.......................................................   16,051
   Deferred compensation..............................................   (3,415)
   Other..............................................................     (147)
                                                                       --------
     Total............................................................ $ 11,862
                                                                       ========

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  (INFORMATION SUBSEQUENT TO JANUARY 30, 1998 IS UNAUDITED, EXCEPT AS TO THE
       POOLING OF INTERESTS WITH INTIRION WHICH IS AS OF MARCH 12, 1998)

  Prior to October 16, 1997, the historical income tax provision for Mac-Gray Corporation was established only to provide for income taxes in states that do not recognize Subchapter S corporations, using a statutory income tax rate of 6%. The effective rate differed from the statutory rate in 1996 and 1997 (prior to October 16, 1997) due to meals and entertainment expenses and goodwill amortization recorded for book purposes that are not deductible for income tax purposes. In addition to the aforementioned items, the Company's 1996 effective tax rate differs from the statutory tax rate due to taxable losses generated by Mac-Gray, L.P. for which only a 10% tax benefit (equivalent to Mac-Gray Co., Inc.'s general partnership interest in Mac-Gray, L.P.) was recognized by the Company.

  The provision for state and federal income taxes of the Company consists of the following:

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                               ----------------
                                                               1995 1996  1997
                                                               ---- ---- ------
   Current state income tax................................... $315 $416 $  460
   Deferred state income tax..................................   69   60    505
   Current federal income tax.................................   16   38    533
   Deferred federal income tax................................  --   --   3,730
                                                               ---- ---- ------
     Total income taxes....................................... $400 $514 $5,228
                                                               ==== ==== ======

  The net deferred tax liability in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities at December 31:

                                                                   1996   1997
                                                                  ------ ------
   Deferred tax assets:
     Net operating loss carryforwards............................ $1,037 $1,080
     Alternative minimum tax credit carryforwards................    106     50
     Accounts receivable.........................................     57    376
     Deferred compensation.......................................    202  1,366
     Amortization................................................     53     53
     Other.......................................................     50     86
                                                                  ------ ------
                                                                   1,505  3,011
                                                                  ------ ------
   Deferred tax liabilities:
     Fixed assets................................................  1,512  7,341
     Other.......................................................     13     58
                                                                  ------ ------
                                                                   1,525  7,399
                                                                  ------ ------
   Excess of deferred tax liabilities over deferred tax assets...     20  4,388
   Deferred tax asset valuation allowance........................    503    370
                                                                  ------ ------
   Net deferred tax liability.................................... $  523 $4,758
                                                                  ====== ======

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  (INFORMATION SUBSEQUENT TO JANUARY 30, 1998 IS UNAUDITED, EXCEPT AS TO THE
       POOLING OF INTERESTS WITH INTIRION WHICH IS AS OF MARCH 12, 1998)


  As Mac-Gray Corporation maintained its S corporation election through October 16, 1997, the provision for income taxes recorded for the year ended December 31, 1997 differs significantly from the amount of income taxes determined by applying the applicable U.S. statutory federal income tax rate to consolidated pretax income. For the period subsequent to the termination of the S corporation, the statutory income tax rate differed from the effective rate primarily as a result of the following differences:

                                                                            %
                                                                           ----
   Taxes computed at federal statutory rate............................... 34.0%
   State income taxes, net of federal benefit.............................  2.3
   Other.................................................................. (1.0)
                                                                           ----
     Income tax provision................................................. 35.3%
                                                                           ====

  The current provision for income taxes recorded for fiscal 1997 includes $314 in tax while Mac-Gray Corporation was an S corporation and $657 in tax for the period subsequent to the termination of the S corporation election. The current provision for income taxes recorded for fiscal 1997 also includes $22 in tax related to Intirion Corporation (Note 1), a C Corporation.

  At December 31, 1997, the Company has the following net operating loss carryforwards available to reduce certain future federal taxable income:

   Net operating loss carryforwards relating to certain losses incurred prior to November 30, 1990.......................................... $  386
   Net operating loss carryforwards relating to certain losses incurred
    in the year ending December 31, 1994 and June 30, 1997..............    330
   Net operating loss carryforwards relating to certain losses incurred in the year ended December 31, 1995.................................  1,826
                                                                         ------
                                                                         $2,542
                                                                         ======

  Subsequent ownership changes could further affect the limitations in future years.

11. STOCKHOLDERS EQUITY

  On January 1, 1996, the Company redeemed 2,275 shares of its common stock at $240 per share from minority shareholders. The aggregate redemption price was $546, consisting of cash in the amount of $125 and the issuance of five-year promissory notes in the amount of $421, bearing interest at 8.75% per year.

  In April 1994, Intirion Corporation issued 100,000 shares of Senior Redeemable Preferred Stock. Such securities are recorded at issuance cost plus accumulated accretion and accrued dividends of $480 and $800 at December 31, 1996 and 1997, respectively. The Company was required to redeem one third of the outstanding Senior Stock annually, over a three-year period beginning in April 1999 at a redemption price equal to $40.00 per share, plus accrued but unpaid dividends. This redemption obligation was being accreted through April 2001 by charges to retained earnings (deficit). Cumulative dividends of 6.0% to 8.0% per annum were payable when and if declared by the Board of Directors, upon mandatory redemption or upon liquidation. No dividends were paid in 1996 and 1997. Subsequent to year-end and in conjunction with the merger between the Company and Intirion Corporation, on March 12, 1998, the Senior Redeemable Preferred Stock was exchanged for approximately $1 million in cash and 275,224 shares of Mac-Gray common stock (Note 2).

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  (INFORMATION SUBSEQUENT TO JANUARY 30, 1998 IS UNAUDITED, EXCEPT AS TO THE
       POOLING OF INTERESTS WITH INTIRION WHICH IS AS OF MARCH 12, 1998)

12. COMMITMENTS AND CONTINGENCIES

  Leases--The Company leases certain equipment and facilities under non-cancelable operating leases. The Company also leases certain vehicles under capital leases.

  Future minimum lease payments under non-cancelable operating and capital leases consist of the following:

    YEAR ENDED                                                CAPITAL OPERATING
   DECEMBER 31,                                               LEASES   LEASES
   ------------                                               ------- ---------
      1998................................................... $  538   $  608
      1999...................................................    389      535
      2000...................................................    133      456
      2001...................................................    --       243
      Thereafter.............................................    --        89
                                                              ------   ------
      Future lease payments..................................  1,060   $1,931
                                                                       ======
      Less: amount representing interest (8.5% at December
       31, 1997).............................................     93
                                                              ------
                                                                 967
      Present value future minimum lease payments less
       amounts due within one year...........................    476
                                                              ------
      Amounts due after one year............................. $  491
                                                              ======

  Rent expense incurred by the Company under non-cancelable operating leases totaled $280, $369 and $675 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Guaranteed Commission Payments--The Company operates coin laundry routes under various lease agreements in which the Company is required to make minimum guaranteed commission payments to the respective property owners. The following is a schedule by years of future minimum guaranteed commission payments required under these lease agreements that have initial or remaining non-cancelable contract terms in excess of one year as of December 31, 1997:

   1998.................................................................. $1,633
   1999..................................................................  1,395
   2000..................................................................  1,375
   2001..................................................................    826
   2002..................................................................    735
   Thereafter............................................................  1,876
                                                                          ------
                                                                          $7,840
                                                                          ======

  Guarantee of Indebtedness--At December 31, 1997, Mac-Gray Co., Inc. was a guarantor on a line-of-credit for a customer in the amount of $706. The customer incurred substantial losses. While the guarantee was secured by a pledge of the borrowing company's assets, it was uncertain if those assets and profits from continuing operations would be adequate to retire the line-of-credit. The Company recorded a reserve of $250 at December 31, 1997 for estimated losses on this guarantee. During the three months ended March 31, 1998, the customer defaulted on the line of credit and the Company succeeded to the assets and assumed the liabilities of the customer in accordance with the guarantee and related agreements. At March 31, 1998, the fair market value

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  (INFORMATION SUBSEQUENT TO JANUARY 30, 1998 IS UNAUDITED, EXCEPT AS TO THE
       POOLING OF INTERESTS WITH INTIRION WHICH IS AS OF MARCH 12, 1998)

of the customer's assets and a liability of $677 were recorded on the Company's financial statements and a loss was recorded against the reserve. In April 1998, the customer's liability to its creditor was paid in full by the Company.

  Litigation--The Company is involved in various litigation proceedings arising in the normal course of business. In the opinion of management, the Company's ultimate liability, if any, under pending litigation would not materially affect its financial condition or the results of its operations.

13. EMPLOYEE BENEFIT AND STOCK PLANS

  Retirement Plans--The Company maintains a qualified profit-sharing/401(k) plan (the Plan) covering substantially all employees. The Company's contributions to the Plan are at the discretion of the Board of Directors. Costs under the Plan amounted to $535, $532 and $285 for the years ended December 31, 1995, 1996 and 1997, respectively.

  1997 Stock Option and Incentive Plans--In December, 1996, the Board of Directors of Mac-Gray Co. adopted, and the stockholders approved, the Mac-Gray Co., Inc. 1996 Stock Option and Incentive Plan (the Predecessor Plan). On April 7, 1997, the Board of Directors adopted and the Company's stockholders approved the 1997 Stock Option and Incentive Plan for the Company (the 1997 Stock Plan). The 1997 Stock Plan is designed and intended as a performance incentive for officers, employees, consultants and directors to promote the financial success and progress of the Company. All officers, employees and independent directors are eligible to participate in the 1997 Stock Plan. Awards, when made, may be in the form of stock options, restricted stock, unrestricted stock options, and dividend equivalent rights.

  On December 30, 1996, Mac-Gray Co. granted 556,350 options to purchase shares of common stock with an exercise price of $9.99 per share pursuant to the Predecessor Plan. Concurrent with the reorganization of the Company, the options issued pursuant to the Predecessory Plan were assumed by the Company under the 1997 Stock Plan, and the Predecessory Plan was terminated. The options assumed by the Company under the 1997 Plan were reflective of the exchange of common stock between the Parent and Mac-Gray Co., Inc. The exercise price of the options was adjusted to $8.80 in August 1997, in order to restore the economic position of the option holders as a result of the $9,000 distribution (Note 3). The change in the exercise price of these options has been reflected as a cancellation of the $9.99 options and a grant of the $8.80 options on the following option rollforward. Employee options vest so that twenty percent (20%) of the options will become exercisable on each of the first through fifth anniversaries of the date of grant of the options. In the event of termination of the optionees' relationship with the Company, options not yet exercised terminate within 90 days. The 1997 Stock Plan also provided for the automatic grant to each of the four independent directors to purchase 1,000 shares of common stock. The non-qualified options granted to independent directors were exercisable immediately and will terminate on the tenth anniversary of the grant. The exercise prices were determined by the Board of Directors to be the fair market value of the shares underlying the options on the respective dates of the grants. Other than the stock option grants, there were no other grants of equity-based compensation awards during 1996 and 1997.

  The 1997 Stock Plan provides for the issuance of up to the greater of 750,000 shares of common stock or ten percent of the then outstanding shares of common stock. Subsequent to the initial public offering (Note 3), a total of 1,157,982 shares of common stock are reserved for issuance under the 1997 Stock Plan, of which 638,590 shares are subject to outstanding options and 519,392 remain available for issuance.

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  (INFORMATION SUBSEQUENT TO JANUARY 30, 1998 IS UNAUDITED, EXCEPT AS TO THE
       POOLING OF INTERESTS WITH INTIRION WHICH IS AS OF MARCH 12, 1998)

  The following is a summary of stock option plan activity.

                                                   1996             1997
                                             ---------------- ------------------
                                                     WEIGHTED           WEIGHTED
                                                     AVERAGE            AVERAGE
                                                     EXERCISE           EXERCISE
                                             SHARES   PRICE    SHARES    PRICE
                                             ------- -------- --------  --------
   Outstanding, beginning of year...........     --   $  --    556,350   $ 9.99
   Granted.................................. 556,350  $ 9.99   649,840   $ 8.88
   Exercised................................     --   $  --        --    $  --
   Canceled.................................     --   $  --   (556,350)  $ 9.99
   Forfeited................................     --   $  --    (11,250)  $ 8.89
                                             -------  ------  --------   ------
   Outstanding, end of year................. 556,350  $ 9.99   638,590   $ 8.88
                                             =======  ======  ========   ======

                              OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                     ------------------------------------- --------------------
                                     WEIGHTED     WEIGHTED             WEIGHTED
    RANGE OF           NUMBER        AVERAGE      AVERAGE    NUMBER    AVERAGE
    EXERCISE         OUTSTANDING    REMAINING     EXERCISE EXERCISABLE EXERCISE
    PRICES           AT 12/31/97 CONTRACTUAL LIFE  PRICE   AT 12/31/97  PRICE
    --------         ----------- ---------------- -------- ----------- --------
   $8.80-$9.25......   634,590           9         $ 8.86    109,470    $ 8.80
   $11.00-$16.06....     4,000          10         $12.27      4,000    $12.27
                       -------         ---         ------    -------    ------
                       638,590           9         $ 8.88    113,470    $ 8.92
                       =======         ===         ======    =======    ======

  The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation." The Company continues to measure compensation cost using the intrinsic value based method of accounting prescribed by APB Opinion 25. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income and net income per share would have been reduced to $2,684 in 1997, or $0.28 per share compared to reported net income of $3,056, or $0.32 per share and $0.31 per share-assuming dilution.

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
   Fair value of options granted at grant date................ $  3.10  $  3.61
   Risk free interest rate....................................       6%       6%
   Expected option term--Employees............................ 7 years  7 years
   Expected option term--independent directors................     --   3 years
   Expected volatility........................................     --        50%
   Option valuation method....................................   Black-Scholes
                                                                option-pricing
                                                                         model

  In accordance with the provisions of SFAS 123, a volatility assumption was not used to calculate the fair value of options granted prior to the Company's initial public offering.

  Because the determination of the fair value of all options granted includes vesting periods over several years and additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future periods.

                              MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

   (INFORMATION SUBSEQUENT TO JANUARY 30, 1998 IS UNAUDITED, EXCEPT AS TO THE
       POOLING OF INTERESTS WITH INTIRION WHICH IS AS OF MARCH 12, 1998)

14. EARNINGS PER SHARE

                                                   FOR THE YEAR ENDED 1997
                                               --------------------------------
                                                                          PER-
                                                 INCOME       SHARES     SHARE
                                               (NUMERATOR) (DENOMINATOR) AMOUNT
                                               ----------- ------------- ------
Net Income...................................    $3,056
Less: Accretion and dividends on redeemable
 preferred stock.............................      (320)
                                                 ------
  Net income available to common stockhold-
   ers.......................................    $2,736        8,449     $0.32
                                                 ======        =====     =====
Effect of dilutive securities:
  Stock options..............................                    128
  Contingent shares..........................                    132
                                                               -----
Net income available to common stockholders--
 assuming dilution...........................    $2,736        8,709     $0.31
                                                 ======        =====     =====
                                                   FOR THE YEAR ENDED 1996
                                               --------------------------------
                                                                          PER-
                                                 INCOME       SHARES     SHARE
                                               (NUMERATOR) (DENOMINATOR) AMOUNT
                                               ----------- ------------- ------
Net Income...................................    $5,666
Less: Accretion and dividends on redeemable
 preferred stock.............................      (240)
                                                 ------
  Net income available to common
   stockholders..............................    $5,426        7,554     $0.72
                                                 ======        =====     =====
Effect of dilutive securities:
  Stock options..............................                    --
  Contingent shares..........................                    132
                                                               -----
Net income available to common stockholders--
 assuming dilution...........................    $5,426        7,686     $0.71
                                                 ======        =====     =====
                                                   FOR THE YEAR ENDED 1995
                                               --------------------------------
                                                                          PER-
                                                 INCOME       SHARES     SHARE
                                               (NUMERATOR) (DENOMINATOR) AMOUNT
                                               ----------- ------------- ------
Net Income...................................    $5,370
Less: Accretion and dividends on redeemable
 preferred stock.............................      (240)
                                                 ------
  Net income available to common
   stockholders..............................    $5,130        7,554     $0.68
                                                 ======        =====     =====
Effect of dilutive securities:
  Stock options..............................                    --
  Contingent shares..........................                    132
                                                               -----
Net income available to common stockholders--
 assuming dilution...........................    $5,130        7,686     $0.67
                                                 ======        =====     =====

                             MAC-GRAY CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  (INFORMATION SUBSEQUENT TO JANUARY 30, 1998 IS UNAUDITED, EXCEPT AS TO THE
       POOLING OF INTERESTS WITH INTIRION WHICH IS AS OF MARCH 12, 1998)


15. UNAUDITED PRO FORMA TAX ADJUSTED DATA

  Statement of Income--Unaudited pro forma tax adjusted data reflects adjustments to the consolidated statement of income for year ended December 31, 1997. Such adjustments consider the effect of the Company's operations as if the Company was subject to federal and state income taxes on a corporate level. Accordingly, the pro forma income tax provision and pro forma net income have been calculated, as if the Company was subject to income taxation as a C corporation during the entire year.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of
 Sun Services of America, Inc. and
 R. Bodden Coin-Op-Laundry, Inc.

  In our opinion, the accompanying combined balance sheet and the related combined statement of income, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc. (the "Companies") at December 31, 1996, and the results of the Companies' operations and cash flows for the year ended December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Boston, Massachusetts
May 2, 1997

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                             COMBINED BALANCE SHEET
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                       DECEMBER 31,  MARCH 31,
                                                           1996        1997
                                                       ------------ -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Trade receivables, net of allowance for doubtful ac-
   counts of $16......................................    $   33      $   22
  Due from shareholder................................       173         173
  Inventory...........................................       164         151
  Prepaid expenses and other current assets...........       230         242
                                                          ------      ------
    Total current assets..............................       600         588
Property and equipment, net...........................     1,693       1,687
Intangible assets, net................................     1,540       1,651
Prepaid commissions and other assets..................       787         734
                                                          ------      ------
    Total assets......................................    $4,620      $4,660
                                                          ======      ======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of long-term debt...................    $  765      $  765
  Accounts payable....................................       329         169
  Accrued expenses....................................       383         462
                                                          ------      ------
    Total current liabilities.........................     1,477       1,396
                                                          ------      ------
Long-term debt........................................     2,209       2,268
                                                          ------      ------
Commitments and contingencies (Note 10)...............       --          --
Stockholder's equity:
  Common stock--Sun Services of America, Inc., $1 par
   value; 1,000 shares authorized; 30 shares issued
   and outstanding....................................       --          --
  Common stock--R. Bodden Coin-Op-Laundry Inc. $1 par
   value; 7,000 shares authorized; 1,000 shares issued
   and outstanding....................................         1           1
  Additional paid-in capital..........................        90          90
  Retained earnings...................................       843         905
                                                          ------      ------
    Total stockholder's equity........................       934         996
                                                          ------      ------
    Total liabilities and stockholder's equity........    $4,620      $4,660
                                                          ======      ======

   The accompanying notes are an integral part of these financial statements.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                          COMBINED STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                 THREE MONTHS
                                                                     ENDED
                                                     YEAR ENDED    MARCH 31,
                                                    DECEMBER 31, --------------
                                                        1996      1996    1997
                                                    ------------ ------  ------
                                                                  (UNAUDITED)
Revenue............................................    $6,664    $1,628  $2,032
Cost of revenue:
  Commissions......................................     2,718       723     797
  Laundry route expenditures.......................       820       193     183
  Depreciation and amortization....................       655       129     209
  Cost of equipment sales..........................       277        19     164
                                                       ------    ------  ------
    Total cost of revenue..........................     4,470     1,064   1,353
                                                       ------    ------  ------
Operating expenses:
  General and administration.......................     1,220       292     307
  Sales and marketing..............................       160        30      47
  Depreciation.....................................        25         5       6
                                                       ------    ------  ------
    Total operating expenses.......................     1,405       327     360
                                                       ------    ------  ------
Income from operations.............................       789       237     319
  Interest expense.................................      (267)      (42)    (89)
  Other expense, net...............................       (60)       (3)    --
                                                       ------    ------  ------
Net income.........................................    $  462    $  192  $  230
                                                       ======    ======  ======



   The accompanying notes are an integral part of these financial statements.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                   COMBINED STATEMENT OF STOCKHOLDER'S EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                          COMMON STOCK--SHARES   COMMON STOCK--VALUE
                         ---------------------- ----------------------
                         SUN SERVICES R. BODDEN SUN SERVICES R. BODDEN
                              OF       COIN-OP       OF      COIN-OP-  ADDITIONAL
                           AMERICA,   LAUNDRY,    AMERICA,   LAUNDRY,   PAID-IN   RETAINED
                             INC.       INC.        INC.       INC.     CAPITAL   EARNINGS TOTAL
                         ------------ --------- ------------ --------- ---------- -------- -----
Balance, December 31,
 1995...................      30        1,000       $--         $ 1       $ 90     $ 772   $ 863
 Net income.............     --           --         --         --         --        462     462
 Dividends..............     --           --         --         --         --       (391)   (391)
                             ---        -----       ----        ---       ----     -----   -----
Balance, December 31,
 1996...................      30        1,000        --           1         90       843     934
 Net income (unau-
  dited)................     --           --         --         --         --        230     230
 Dividends (unaudited)..     --           --         --         --         --       (168)   (168)
                             ---        -----       ----        ---       ----     -----   -----
Balance, March 31, 1997
 (unaudited)............      30        1,000       $--         $ 1       $ 90     $ 905   $ 996
                             ===        =====       ====        ===       ====     =====   =====




   The accompanying notes are an integral part of these financial statements.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                        COMBINED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               THREE MONTHS
                                                                   ENDED
                                                   YEAR ENDED    MARCH 31,
                                                  DECEMBER 31, --------------
                                                      1996      1996    1997
                                                  ------------ ------  ------
                                                                (UNAUDITED)
Net income.......................................   $   462    $  192  $  230
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization..................       680       134     215
  Changes in assets and liabilities:
    (Increase) decrease in trade receivables,
     net.........................................       (26)       (2)     11
    (Increase) in shareholder receivable.........       (10)      --      --
    (Increase) decrease in inventory.............       (46)       (1)     13
    (Increase) decrease in prepaid expenses and
     other current assets........................      (329)     (185)      1
    Increase (decrease) in accounts payable and
     accrued expenses............................       172      (197)    (81)
                                                    -------    ------  ------
    Net cash provided by (used in) operating
     activities..................................       903       (59)    389
                                                    -------    ------  ------
Cash flows from investing activities:
  Capital expenditures...........................      (444)     (105)    (15)
  Acquisition of businesses (Note 3).............    (1,720)     (300)   (265)
                                                    -------    ------  ------
    Net cash used in investing activities........    (2,164)     (405)   (280)
                                                    -------    ------  ------
Cash flows from financing activities:
  Advances under line of credit agreement, net...       116       163     143
  Principal payments on long-term debt...........      (953)     (627)   (194)
  Proceeds from issuance of long-term debt.......     2,507       984     110
  Dividends paid.................................      (391)      (56)   (168)
  Cash paid for refinancing of debt..............       (18)
                                                    -------    ------  ------
    Net cash provided by (used in) financing
     activities..................................     1,261       464    (109)
                                                    -------    ------  ------
Net change in cash and cash equivalents..........   $  --      $  --   $  --
                                                    =======    ======  ======
Supplemental cash flow information:
  Cash paid for interest.........................   $   241    $   25  $   64


   The accompanying notes are an integral part of these financial statements.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION AND THE BUSINESS

  Basis of Presentation--The accompanying combined financial statements include the accounts of Sun Services of America, Inc. (Sun Services) and R. Bodden Coin-Op-Laundry, Inc. (Bodden) (collectively, the Companies). The Companies are 100% owned by the same shareholder and are under common management.

  Nature of Business--The Companies are engaged in the coin operated laundry business throughout Florida. The majority of the Companies' customers are apartment complexes and laundromats. The Companies lease coin operated laundry equipment to their customers for percentages of the monies collected. The majority of the Companies purchases of coin route laundry equipment are from one supplier.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Unaudited Combined Interim Financial Statements--The accompanying combined financial information as of March 31, 1997 and for the three month periods ended March 31, 1996 and 1997 is unaudited. The interim financial statements have been prepared on the same basis as the accompanying annual financial statements. In the opinion of management, such interim financial information reflects adjustments consisting of normal and recurring adjustments necessary for a fair presentation of such financial information. The unaudited results of operations for the interim periods ended March 31, 1996 and 1997 are not necessarily indicative of the results of operations to be expected for any other interim period or for the full year.

  Principles of Combined Financial Statements--The combined financial statements include the accounts of Sun Services and Bodden, including the 1996 Acquisitions (Note 3) from their respective acquisition dates. All significant intercompany transactions and balances have been eliminated in combination.

  Cash and Cash Equivalents--The Companies consider all highly liquid investments with original maturity of three months or less to be cash equivalents.

  Concentration of Credit Risk--Financial instruments which potentially expose the Companies to concentrations of credit risk consist principally of trade receivables generated by the Companies as a result of the selling and leasing of laundry machines. To minimize this risk, ongoing credit evaluations of customer's financial condition are performed and reserves are maintained. The Companies typically do not require collateral.

  Inventory--Inventory is stated at the lower of cost or market with cost determined using the first-in, first-out method.

  Property and Equipment--Property and equipment are recorded at cost. Expenditures for repairs and maintenance are charged to expense as incurred; expenditures for renewals and betterments are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  Intangible Assets--Intangible assets primarily consist of various non-compete agreements and goodwill recorded in connection with the 1996 Acquisitions (Note 3). The non-compete agreements are amortized using the straight-line method over the life of the agreements, which range from five to seven years. Goodwill is amortized over fifteen years from the acquired companies respective dates of acquisition.

  Income Taxes--Sun Services and Bodden have elected to be taxed as "S corporations" as defined in the Internal Revenue Code. This results in the pass-through of any taxable income directly to the shareholder. Accordingly, no taxes are provided on the earnings attributable to the Companies.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

  Earnings Per Share--Given the capital structure of the Companies, historical earnings per share information is not considered meaningful or relevant and has not been presented in the accompanying financial statements.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ACQUISITIONS

  During 1996, the Companies acquired certain assets of a number of coin-operated laundry businesses (the 1996 Acquisitions). The 1996 Acquisitions were paid in cash, with the exception of the Coin Laundry Leasing acquisition, which also included a deferred note payable of $350. The 1996 Acquisitions were accounted for using the purchase method of accounting. Accordingly, the purchase price assigned to the assets and liabilities assumed was their fair market values on the respective acquisition dates. Purchase price in excess of the fair value of net assets acquired was allocated to goodwill. The Companies' combined financial statements includes the results of the 1996 Acquisitions from their respective acquisition dates. The 1996 Acquisitions purchase price allocation is summarized as follows:

                                                                      1996
                                                                  ACQUISITIONS
                                                                  ------------
Acquisition price, including non-compete payments and other
 direct acquisition costs........................................    $2,070
                                                                     ======
Fair market value of assets acquired:
  Inventory......................................................       110
  Coin-route equipment...........................................       485
  Other fixed assets.............................................        28
  Intangible assets:
    Non-compete..................................................        15
    Goodwill.....................................................     1,432
                                                                     ------
      Total......................................................    $2,070
                                                                     ======

  In connection with financing the 1996 Acquisitions, the Companies entered into a Credit Agreement on January 26, 1996 (Note 8).

  The pro forma effect of the 1996 Acquisitions was not material to the results of the Companies' historical operations or the Companies' historical financial position.

4. PREPAID COMMISSIONS OTHER CURRENT ASSETS

  Prepaid commissions other assets consist of the following:

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   Prepaid commissions.............................................     $140
   Other receivables...............................................       40
   Prepaid insurance...............................................       29
   Other...........................................................       21
                                                                        ----
                                                                        $230
                                                                        ====

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                          ESTIMATED
                                                            LIFE    DECEMBER 31,
                                                           (YEARS)      1996
                                                          --------- ------------
   Coin-route equipment..................................      8       $2,708
   Furniture and fixtures................................      7          140
   Vehicles..............................................      5          189
   Computer equipment....................................      4           49
   Leasehold improvements................................    2-3           15
                                                                       ------
                                                                        3,101
   Less: accumulated depreciation........................               1,408
                                                                       ------
   Property and equipment, net...........................              $1,693
                                                                       ======

  Depreciation expense for the year ended December 31, 1996 was approximately $360.

6. INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   Goodwill........................................................    $1,746
   Non-compete agreements..........................................       290
   Other...........................................................        18
                                                                       ------
                                                                        2,054
   Less: accumulated amortization..................................       514
                                                                       ------
   Intangible assets, net..........................................    $1,540
                                                                       ======

7. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   Accrued commissions.............................................     $218
   Accrued payroll.................................................       28
   Accrued interest and loan fees..................................       63
   Other...........................................................       74
                                                                        ----
                                                                        $383
                                                                        ====

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


8. LONG-TERM DEBT

                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
   Note payable, 8% fixed interest, semi-annual principal pay-
    ments, due
    September 1, 1999.............................................    $  300
   Credit Agreement
     Line of credit...............................................       432
     Acquisition note.............................................       773
     Term loan A facility.........................................       917
     Term loan B facility.........................................       523
     Other........................................................        29
                                                                      ------
       Total long-term debt.......................................     2,974
     Less: current portion........................................       765
                                                                      ------
       Total......................................................    $2,209
                                                                      ======

CREDIT AGREEMENT

  In connection with the Companies 1996 Acquisitions (Note 3), the Companies entered into a new Credit Agreement in January of 1996. The Credit Agreement consists of a $700 Line of Credit; a $850 Acquisition Note; a $1,100 Term A Facility, payable in thirty-five equal monthly installments beginning March 1996; and a $584 Term Loan B Facility, payable in thirty-seven monthly installments of $6 beginning March 1996, with a balloon payment due April 1999. Borrowings under the Credit Agreement are restricted to only provide for working capital requirements of the Companies and fund future permitted acquisitions and capital expenditures. As of December 31, 1996, $346 was available to be borrowed under the Credit Agreement. The Credit Agreement expires in April of 1999.

  A portion of the proceeds from the Credit Agreement were used to pay down the Companies' outstanding debt under the previous credit facilities.

  Interest--Borrowings under the Credit Agreement bear interest at 1% above the banks prime interest rate (the "Prime Rate") (9.25% rate as of December 31, 1996). In addition, the Companies shall pay 3% of annual gross revenues generated by all permitted acquisitions financed by proceeds from the Acquisition Note.

  Termination--The Credit Agreement may be terminated at any time after the first two years without a penalty or premium. If borrowings under the Credit Agreement are pre-paid within the first two years, the Companies must pay a prepayment penalty of up to 2% of the total amounts available under the Credit Agreement. In addition, the Companies are required to pay the bank 3% of the average monthly gross revenues of the permitted acquisition multiplied by the number of months remaining in the term of the Credit Agreement.

  Amendment--In January of 1997, the Credit Agreement was amended to increase the borrowings available under the line of credit to $850.

  As of December 31, 1996, the scheduled future principal payments of long-term debt are as follows:

     1997................................................................ $  765
     1998................................................................    747
     1999................................................................  1,462
                                                                          ------
                                                                          $2,974
                                                                          ======

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

9. EMPLOYEE BENEFIT PLAN

  The Companies maintain a qualified profit sharing/401(k) plan (the "Plan") covering substantially all employees. The Companies' contributions to the Plan are at the discretion of the Board of Directors. Costs under the Plan amounted to $4 for the year ended December 31, 1996.

10. COMMITMENT AND CONTINGENCIES

  Operating Leases--The Companies lease facilities under three non-cancelable operating leases. Total lease expense incurred for the year ended December 31, 1996 was approximately $74. These leases expire during fiscal 1998. The future minimum payments under these leases are $77 and $55 in 1997 and 1998, respectively.

  Guaranteed Commissions--The Companies operate coin laundry routes under various lease agreements in which the Companies are required to make minimum guaranteed commission payments to the respective property owners. During 1996, the Companies made guaranteed commission payments of approximately $150 as required under certain lease agreements.

  Litigation--The Companies are involved in various litigation proceedings arising in the normal course of business. In the opinion of management, the Companies ultimate liability, if any, under pending litigation would not materially affect their financial condition or the results of their operations.

11. RELATED PARTY

  Periodically, the Companies make loans to their sole shareholder. The balance of these shareholder loans is included on the accompanying balance sheet as due from shareholder. The due from shareholder balance at December 31, 1996 included approximately $36 of interest imputed at 6%.

12. SUBSEQUENT EVENT (UNAUDITED)

  On April 17, 1997, Mac-Gray Corporation acquired all of the outstanding common stock of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc., in exchange for 612,026 shares of its common stock ($7,797 approximate value), approximately $2,170 in cash, $850 of a deferred obligation and the assumption of outstanding indebtedness of the Companies of approximately $2,787.

Item 7  Exhibits
-----------------

     (c)  Exhibits

Exhibit No.     Description
-----------     -----------

   23.1         Consent of Independent Accountants

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 1998        MAC-GRAY CORPORATION


                                By:  /s/ Stewart G. MacDonald, Jr.
                                   --------------------------------------
                                   Stewart G. MacDonald, Jr.
                                   Chairman and Chief Executive Officer

                                 EXHIBIT INDEX

Exhibit No.      Description
-----------      -----------

   23.1          Consent of Independent Accountants